Exhibit 5.1
[Letterhead of Goodwin Procter llp]
February 2, 2007
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Re:     Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-___) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Medical Properties Trust, Inc., a Maryland corporation (the “Company”), of an indeterminate amount of the Company’s (1) shares of common stock, $0.001 par value per share (“Common Stock”), (2) shares of preferred stock, $0.001 par value per share (“Preferred Stock” and together with Common Stock, the ) and/or (3) debt securities (“Debt Securities”), or any combination thereof, with an initial aggregate public offering price of up to $1,000,000,000 (such securities being referred to collectively as the “Securities”). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
Based on the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable:

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ GOODWIN PROCTER llp
GOODWIN PROCTER llp